EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated January 26, 2000 accompanying the financial statements of Guaranty Bancshares, Inc. and Subsidiaries contained in this Form 10-K Annual Report. We consent to the use of the aforementioned report in this Annual Report, and to the use of our name as it appears under the caption “Experts.”

/s/ Arnold, Walker, Arnold &Co., P.C.
ARNOLD, WALKER, ARNOLD &Co., P.C.
Mount Pleasant, Texas
March 8, 2001